Exhibit 99.1

Oceaneering Announces First Quarter 2010 Earnings

— Reaffirms 2010 EPS Guidance of $3.25 to $3.55

— Issues Second Quarter EPS Guidance Range of $0.80 to $0.85

April 28, 2010 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported first quarter earnings for the period ended March 31, 2010. On revenue of $435.2 million, Oceaneering generated net income of $39.2 million, or $0.71 per share. During the corresponding period in 2009, Oceaneering reported revenue of $435.1 million and net income of $44.3 million, or $0.80 per share.

Summary of Results

(in thousands, except per share amounts)

	Three months ended
	March 31, ,		Dec. 31, ,
	2010	2009	2009
Revenue	$435,170	$435,100	$452,262
Operating Income	62,329	69,380	72,132
Net Income	$39,243	$44,345	$46,058

Diluted Earnings Per Share	$0.71	$0.80	$0.83

Year over year, ROV operating income continued to grow, however, overall quarterly earnings declined primarily as a result of reduced operating income contribution from our Subsea Projects business. Subsea Projects results reflect reduced demand for our diving and vessel services in the U.S. Gulf of Mexico and include a $5.2 million impairment charge to reduce our carrying value of The Performer to its fair value, less the anticipated cost to sell. We decided to put the vessel up for sale after completion of its Angola contract in March.

Sequentially, quarterly earnings declined due to the asset impairment charge noted above and normal seasonal reductions in demand for our ROV and Inspection services. Additionally, the fourth quarter of 2009 included a $1.9 million gain realized on the sale of the Ocean Producer.

With the sale of the Ocean Producer, our Mobile Offshore Production Systems (MOPS) business is no longer significant to Oceaneering’s overall performance. Consequently, our MOPS financial results are now included within our Subsea Projects segment, and historical segment results have been conformed to the current year presentation.

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T. Jay Collins, President and Chief Executive Officer, stated, “For the quarter, all of our business operations performed well, and our 2010 outlook remains very positive. Including the unanticipated impairment charge, our EPS was slightly above the midpoint of our guidance range due to another exemplary performance by our ROV operations.

“We achieved record first quarter ROV operating income. While our utilization rate slipped to 75% due to slow construction support activity, we were able to increase ROV profits and profitability year over year by controlling our expenses and increasing our vehicle days on hire. Quarterly ROV operating margin was at an all-time high. During the quarter, we put five new ROVs into service, and at the end of March 2010 we had 253 vehicles in our fleet, compared to 233 a year ago. We expect to add 20 new ROVs to the fleet in 2010.

“Our Subsea Products backlog at quarter-end was $338 million, up slightly from our December 31 backlog and up 20% from that of one year ago. The subsea umbilical market remains very competitive, with several large orders recently being awarded to others. However, bidding activity has increased for several of our product lines, and we continue to project improved demand for our specialty subsea products with a meaningful increase in operating income during the second half of 2010.

“During the quarter, the Ocean Intervention II unfortunately incurred substantial deck damage while installing an umbilical in heavy winter weather. The vessel is expected to be out of service undergoing repairs until the end of the third quarter. The cost of the repairs should be covered by our insurance except for a small deductible.

“While we have some moving pieces, our outlook for 2010 remains basically the same as we discussed during our last earnings release conference call. We are forecasting our 2010 EPS to be relatively flat with 2009, in the range of $3.25 to $3.55. The major determinant of the spread in our 2010 EPS guidance range is the extent to which deepwater construction activity increases over the balance of this year. The level of construction activity impacts demand for our ROV construction services, subsea products, and our deepwater vessel services in the U.S. Gulf of Mexico.

“For the second quarter of 2010, we expect seasonal improvements in demand for our ROV and Inspection services, higher sales for our specialty subsea products, and a lower contribution from Subsea Projects. We are forecasting EPS of $0.80 to $0.85.

“Looking longer term, our belief that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates remains unchanged. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate demand for our deepwater services and products will remain promising. With our existing assets, we are well positioned to supply a wide range of the services and products required to support the deepwater exploration, development, and production efforts of our customers.

“At the end of the quarter, we had $220 million of cash, $120 million of debt, $200 million available under our revolving credit facility, and $1.3 billion of equity. For 2010 we anticipate generating in excess of $300 million of cash flow, simply defined as net income plus depreciation and amortization. Our balance sheet and projected cash flow provide us with ample resources to invest in Oceaneering’s growth.”

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Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: positive outlook for 2010; expected addition of 20 new ROVs in 2010; projection of improved demand for its specialty subsea products; projection of a meaningful increase in specialty subsea products operating income during the second half of 2010; expectation that Ocean Intervention II will be out of service, undergoing repairs until the end of the third quarter; expectation that the cost of the repairs, minus the deductible, will be covered by its insurance; 2010 EPS guidance range of $3.25 to $3.55; expectation of second quarter 2010 seasonal improvements in demand for its ROV and Inspection services, higher specialty subsea product sales, and a lower contribution from Subsea Projects; second quarter 2010 forecasted EPS range of $0.80 to $0.85; belief that the oil and gas industry, over the long term, will continue to increase its investment in deepwater to counteract high existing reservoir depletion rates; anticipation that demand for its deepwater services and products will remain promising; anticipation of generating, during 2010, in excess of $300 million of cash flow, as defined, and the expectation that this cash flow will provide ample resources to invest in the company’s growth; and forecasted EBITDA for 2010 and the related reconciliations thereof to forecasted net income. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, April 29, 2010 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1054

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2010	Dec. 31, 2009
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $220,039 and $162,351)	$945,694	$874,139
Net Property and Equipment	743,023	766,361
Other Assets	239,985	239,787

TOTAL ASSETS	$1,928,702	$1,880,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$400,077	$388,547
Long-term Debt	120,000	120,000
Other Long-term Liabilities	151,470	147,417
Shareholders’ Equity	1,257,155	1,224,323

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,928,702	$1,880,287

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
	(in thousands, except per share amounts)
Revenue	$435,170	$435,100	$452,262
Cost of services and products	335,465	329,298	344,528

Gross Profit	99,705	105,802	107,734
Selling, general and administrative expense	37,376	36,422	35,602

Income from Operations	62,329	69,380	72,132
Interest income	103	135	181
Interest expense	(1,641)	(2,381)	(1,478)
Equity earnings of unconsolidated affiliates, net	565	883	825
Other income (expense), net	(982)	206	(800)

Income before Income Taxes	60,374	68,223	70,860
Provision for income taxes	21,131	23,878	24,802

Net Income	$39,243	$44,345	$46,058

Net Income Attributable to Diluted Common Shares	$39,061	$43,991	$45,737
Weighted Average Number of Diluted Common Shares	55,224	54,863	55,095
Diluted Earnings per Share	$0.71	$0.80	$0.83

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended
		Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
		($ in thousands)

Remotely Operated Vehicles	Revenue	$158,947	$155,598	$167,580
	Operating income	$53,736	$48,796	$55,158
	Operating margin	34%	31%	33%
	Days available	22,398	20,671	22,724
	Utilization	75%	80%	78%

Subsea Products	Revenue	$111,403	$114,924	$124,467
	Operating income	$15,655	$15,788	$15,093
	Operating margin	14%	14%	12%
	Backlog	$338,000	$282,000	$321,000

Subsea Projects	Revenue	$57,824	$71,763	$53,694
	Operating income	$7,058	$19,493	$15,081
	Operating margin	12%	27%	28%

Inspection	Revenue	$50,506	$49,073	$53,739
	Operating income	$4,720	$6,630	$5,569
	Operating margin	9%	14%	10%

Advanced Technologies	Revenue	$56,490	$43,742	$52,782
	Operating income	$4,264	$2,053	$1,988
	Operating margin	8%	5%	4%

Unallocated Expenses	Operating income	$(23,104)	$(23,380)	$(20,757)

TOTAL	Revenue	$435,170	$435,100	$452,262
	Operating income	$62,329	$69,380	$72,132
	Operating margin	14%	16%	16%

SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$36,199	$45,387	$29,970
	Depreciation and Amortization, including impairment charge	$39,033	$28,023	$33,433

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009	Dec. 31, 2009
	($ in thousands)

Earnings Before Interest, Tax, Depreciation and
Amortization (EBITDA)

Net Income	$39,243	$44,345	$46,058
Depreciation and Amortization, including impairment charge	39,033	28,023	33,433

Subtotal	78,276	72,368	79,491
Interest Income/Expense, Net	1,538	2,246	1,297
Provision for Income Taxes	21,131	23,878	24,802

EBITDA	$100,945	$98,492	$105,590

	2010 Estimates
	Low	High
	(in thousands)
Net Income	$180,000	$195,000
Depreciation and Amortization, including impairment charge	135,000	145,000

Subtotal	315,000	340,000
Interest Income/Expense, Net	5,000	5,000
Provision for Income Taxes	95,000	105,000

EBITDA	$415,000	$450,000

SEGMENT INFORMATION

		For the Three Months Ended				Year Ended
		March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
		2009	2009	2009	2009	2009
		($ in thousands)

Remotely Operated Vehicles	Revenue	$155,598	$160,040	$166,010	$167,580	$649,228
	Operating income	$48,796	$49,735	$53,994	$55,158	$207,683
	Operating margin	31%	31%	33%	33%	32%
	Days available	20,671	21,121	22,011	22,724	86,527
	Utilization	80%	80%	79%	78%	79%

Subsea Products	Revenue	$114,924	$115,587	$132,748	$124,467	$487,726
	Operating income	$15,788	$15,591	$14,054	$15,093	$60,526
	Operating margin	14%	13%	11%	12%	12%
	Backlog	$282,000	$350,000	$328,000	$321,000	$321,000

Subsea Projects	Revenue	$71,763	$73,329	$75,821	$53,694	$274,607
	Operating income	$19,493	$21,347	$19,483	$15,081	$75,404
	Operating margin	27%	29%	26%	28%	27%

Inspection	Revenue	$49,073	$55,746	$57,582	$53,739	$216,140
	Operating income	$6,630	$6,948	$7,296	$5,569	$26,443
	Operating margin	14%	12%	13%	10%	12%

Advanced Technologies	Revenue	$43,742	$45,981	$51,875	$52,782	$194,380
	Operating income	$2,053	$3,950	$4,375	$1,988	$12,366
	Operating margin	5%	9%	8%	4%	6%

Unallocated Expenses	Operating income	$(23,380)	$(23,273)	$(22,896)	$(20,757)	$(90,306)

TOTAL	Revenue	$435,100	$450,683	$484,036	$452,262	$1,822,081
	Operating income	$69,380	$74,298	$76,306	$72,132	$292,116
	Operating margin	16%	16%	16%	16%	16%

NOTE: The above information reflects the inclusion of our MOPS segment into our Subsea Projects segment.

SEGMENT INFORMATION

		For the Three Months Ended				Year Ended
		March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
		2008	2008	2008	2008	2008
		($ in thousands)

Remotely Operated Vehicles	Revenue	$144,729	$159,229	$161,710	$160,253	$625,921
	Operating income	$41,497	$45,338	$50,617	$52,891	$190,343
	Operating margin	29%	28%	31%	33%	30%
	Days available	19,232	19,114	20,057	20,649	79,052
	Utilization	80%	84%	84%	82%	82%

Subsea Products	Revenue	$138,518	$164,124	$176,086	$171,129	$649,857
	Operating income	$20,717	$25,432	$27,708	$22,189	$96,046
	Operating margin	15%	15%	16%	13%	15%
	Backlog	$353,000	$372,000	$334,000	$298,000	$298,000

Subsea Projects	Revenue	$57,647	$68,955	$69,488	$99,701	$295,791
	Operating income	$14,387	$23,219	$20,324	$21,616	$79,546
	Operating margin	25%	34%	29%	22%	27%

Inspection	Revenue	$59,551	$67,969	$65,336	$56,253	$249,109
	Operating income	$7,537	$9,337	$8,170	$5,973	$31,017
	Operating margin	13%	14%	13%	11%	12%

Advanced Technologies	Revenue	$35,370	$39,843	$43,175	$38,355	$156,743
	Operating income	$2,105	$3,335	$2,883	$1,450	$9,773
	Operating margin	6%	8%	7%	4%	6%

Unallocated Expenses	Operating income	$(21,473)	$(25,196)	$(20,005)	$(22,493)	$(89,167)

TOTAL	Revenue	$435,815	$500,120	$515,795	$525,691	$1,977,421
	Operating income	$64,770	$81,465	$89,697	$81,626	$317,558
	Operating margin	15%	16%	17%	16%	16%

NOTE: The above information reflects the inclusion of our MOPS segment into our Subsea Projects segment.